UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2012

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2012, Verastem, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Pfizer Inc., (“Pfizer”), under which Pfizer granted the Company worldwide, exclusive rights to research, develop, manufacture and commercialize products containing certain of Pfizer’s inhibitors of focal adhesion kinase (the “Products”) for all therapeutic, diagnostic and prophylactic uses in humans.  The Company has the right to grant sublicenses under the foregoing licensed rights, subject to certain restrictions.  The Company is solely responsible, at its own expense, for the clinical development of the Products, which is to be conducted in accordance with an agreed-upon development plan.  The Company is also responsible for all manufacturing and commercialization activities at its own expense.  Pfizer is required to provide the Company with an initial quantity of clinical supply of one of the Products for an agreed upon price.

Upon entering into the License Agreement, the Company made a one-time cash payment to Pfizer in the amount of $1.5 million and issued to Pfizer 192,012 shares of the Company’s common stock (the “Shares”).  Pfizer is also eligible to receive up to $2 million in developmental milestones and up to an additional $125 million based on the successful attainment of regulatory and commercial sales milestones. Pfizer is also eligible to receive high single to mid double digit royalties on future net sales of Products. The Company’s royalty obligations with respect to each Product in each country begin on the date of first commercial sale of the Product in that country, and end on the later of 10 years after the date of first commercial sale of the Product in that country or the date of expiration or abandonment of the last claim contained in any issued patent or patent application licensed by Pfizer to the Company that covers the Product in that country.

The License Agreement will remain in effect until the expiration of all of the Company’s royalty obligations to Pfizer, determined on a Product-by-Product and country-by-country basis.  So long as the Company is not in breach of the License Agreement, the Company has the right to terminate the License Agreement at will on a Product-by-Product and country-by-country basis, or in its entirety, upon 90 days written notice to Pfizer.  Either party has the right to terminate the License Agreement in connection with an insolvency event involving the other party or a material breach of the License Agreement by the other party that remains uncured for a specified period of time.  If the License Agreement is terminated by either party for any reason, worldwide rights to the research, development, manufacture and commercialization of the Products revert back to Pfizer.

The License Agreement also contains customary representations and warranties of the Company and Pfizer, as well as mutual indemnification obligations relating to development and commercialization of the Products, gross negligence or wrongful intentional acts, or breach of any of the representations, obligations or covenants in the License Agreement.

The Shares were issued pursuant to a Stock Subscription Agreement between the Company and Pfizer, which contained customary representations and warranties by both parties. In connection with the issuance of the Shares, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Pfizer, pursuant to which Pfizer will have piggyback registration rights to include the Shares in certain Company-effected registrations, subject to certain limitations.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K, and the foregoing description of License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement which the Company will file as an exhibit to its Form 10-Q for the quarter ended June 30, 2012.

Item 8.01       Other Events.

On July 11, 2012, the Company issued a press release announcing the execution of the License Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registration Rights Agreement, dated as of July 11, 2011, by and between Verastem, Inc. and Pfizer Inc.

99.1	Press release, dated July 11, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: July 11, 2012	By:	/s/ Paul Brannelly
Paul Brannelly
Vice President, Finance